NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2012 RESULTS

HIGHLIGHTS

•
As of July 31, 2012, sales of 100 of the 159 condominium units from the W Austin Hotel & Residences project had closed for $107.4 million (an average of $1.1 million per unit) including 8 condominium units for $4.5 million in second-quarter 2012 and 20 condominium units for $17.2 million in the first six months of 2012.

•
Revenue per available room at the W Austin Hotel was $225 during second-quarter 2012 and $232 during the first six months of 2012, compared with $182 during second-quarter 2011 and $190 during the first six months of 2011.

•
ACL Live hosted 50 events during second-quarter 2012 and 99 events during the first six months of 2012, compared with 40 events during second-quarter 2011 and 72 events during the first six months of 2011.

•
Construction activities at Parkside Village continue on schedule and initial tenants have taken occupancy. As of June 30, 2012, occupancy at Parkside Village was 66 percent and leasing activities are ongoing.

•	Total debt was $160.3 million at June 30, 2012, compared with $158.5 million at December 31, 2011.

SUMMARY FINANCIAL RESULTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Amounts)
Revenues	$19,369	$43,381	$46,869	$84,007
Operating (loss) income	(1,666)	3,144	(821)	6,690
(Loss) income from continuing operations	(4,616)	1,727	(7,613)	4,517
Income from discontinued operations[a]	—	147	4,805	412
Net (loss) income	(4,616)	1,874	(2,808)	4,929
Net loss attributable to Stratus common stock	(3,558)	(1,652)	(1,855)	(2,533)

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.44)	$(0.24)	$(0.85)	$(0.39)
Discontinued operations[a]	—	0.02	$0.61	$0.05
Diluted net loss per share attributable to Stratus common stock	$(0.44)	$(0.22)	$(0.24)	$(0.34)
Diluted weighted average shares of common stock outstanding	8,095	7,494	7,836	7,489

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard (including a gain on sale of $5.1 million, $0.67 per share, in first-quarter 2012), which Stratus sold in February 2012.

AUSTIN, TX, August 14, 2012 - Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $3.6 million, $0.44 per share, for second-quarter 2012, compared with a net loss of $1.7 million, $0.22 per share, for second-quarter 2011. For the first six months of 2012, Stratus reported a net loss attributable to common stock of $1.9 million, $0.24 per share, compared with a net loss of $2.5 million, $0.34 per share for the first six months of 2011. Results for the first six months of 2012 include a gain of $5.1 million related to the sale of the two office buildings at 7500 Rialto Boulevard.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The Austin real estate market is showing signs of significant improvement and we are optimistic about our on-going and potential development projects. We have had increased interest in our Barton Creek lots and garden home sites. The W Austin Hotel & Residences project continues to perform very well. We have sold approximately 67 percent of our residences and hotel operations continue to reflect strong occupancy and room rates.  Austin City Limits Live continues to receive strong support from fans and the music industry. The office and retail components are expected to be fully leased by year end. Our Parkside Village project, now 66 percent leased, has also been well-received by the community, construction is on-going, and leasing activity is strong.”

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences in downtown Austin,Texas through a joint venture with Canyon-Johnson Urban Fund II, L.P., at a cost of approximately $300 million. Condominium units are substantially complete, and delivery of the units commenced in January 2011 and continues. As of July 31, 2012, sales of 100 of the 159 condominium units had closed for $107.4 million and 7 of the remaining 59 units were under contract.

The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc. Revenue per available room at the W Austin Hotel was $225 during second-quarter 2012 and $232 for the first six months of 2012, compared with $182 during second-quarter 2011 and $190 for the first six months of 2011.

The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the new home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, has hosted 260 events through July 31, 2012, and currently has booked events through February 2013.

The project has 37,551 square feet of leasable office space, of which 17,500 square feet has been leased since March 2011, including 9,000 square feet for Stratus' corporate office. The project also includes approximately 18,362 square feet of leasable retail space, of which 14,500 square feet has been leased since August 2011, including 10,000 square feet for Urban Outfitters. Leasing activities for the remaining office and retail space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, a 92,473-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,933-square-foot building, a 10,000-square-foot building, two 7,500-square-foot buildings and a stand-alone 5,000-square-foot building. Construction activities at Parkside Village continue on schedule, and are expected to be completed in fourth-quarter 2012. As of June 30, 2012, occupancy at Parkside Village was 66 percent and leasing activities are ongoing.

Discontinued Operations. On February 27, 2012, Stratus sold its two office buildings at 7500 Rialto Boulevard (7500 Rialto) to Lincoln Properties and Greenfield Partners (Lincoln Properties) for $27.0 million. Lincoln Properties paid $6.7 million in cash ($5.7 million net to Stratus after closing and other costs) and assumed Stratus' outstanding nonrecourse debt (the Lantana Promissory Note) of $20.3 million secured by the property. Stratus is providing a limited guaranty of debt service and other obligations on the Lantana Promissory Note up to $5.0 million through May 1, 2016, which will be reduced to $2.5 million on May 1, 2016, until January 1, 2018 (the maturity date for the Lantana Promissory Note). Stratus recognized $5.1 million of its $10.1 million gain on the sale in first-quarter 2012 and expects the balance to be recognized as its obligations under the limited guarantee are relieved. As required by applicable accounting rules, Stratus' financial statements reflect the results of operations of 7500 Rialto separately as discontinued operations.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended June 30,
	2012		2011
	Lots/Units	Revenues	Lots/Units	Revenues
W Austin Hotel & Residences
Condominium Units	8	$4,525	26	$32,099

Barton Creek
Calera:
Verano Drive	4	1,350	—	—
Calera Court Courtyard Homes	—	—	1	490
Amarra Drive:
Phase I Lots	2	745	1	550
Total Residential	14	$6,620	28	$33,139

	Six Months Ended June 30,
	2012		2011
	Lots/Units	Revenues	Lots/Units	Revenues
W Austin Hotel & Residences
Condominium Units	20	$17,176	59	$63,396

Barton Creek
Calera:
Verano Drive	7	2,185	—	—
Calera Drive	1	240	—	—
Calera Court Courtyard Homes	—	—	1	490
Amarra:
Phase I Lots	2	745	1	550
Mirador Estate	1	375	—	—

Circle C
Meridian	—	—	1	145
Total Residential	31	$20,721	62	$64,581

The decrease in developed property sales revenues in the 2012 periods, compared with the 2011 periods, primarily resulted from fewer sales of condominium units at the W Austin Hotel & Residences project because sales for the 2011 periods included presales from prior years that closed and were delivered as the units were completed beginning in 2011. The decrease in condominium unit sales was partly offset by an increase in lot sales at Barton Creek in the 2012 periods.

Revenue from the hotel segment totaled $8.7 million in second-quarter 2012 and $17.7 million for the first six months of 2012, compared with $7.2 million for second-quarter 2011 and $14.5 million for the first six months of 2011. Hotel revenues reflect revenues for the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues primarily reflects higher average occupancy and room rates in the 2012 periods, compared with the 2011 periods.

Revenue from the entertainment venue segment totaled $2.9 million in second-quarter 2012 and $6.1 million for the first six months of 2012, compared with $2.6 million for second-quarter 2011 and $3.9 million for the first six months of 2011. Entertainment venue revenues reflect revenues for ACL Live, which opened in February 2011 and primarily includes ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The increase in entertainment venue revenues primarily reflects more hosted events in the 2012 periods, compared with the 2011 periods.

Rental revenue from the commercial leasing segment, which excludes the results of 7500 Rialto, totaled $1.2 million for second-quarter 2012 and $2.3 million for the first six months of 2012, compared with $0.6 million for second-quarter 2011 and $1.1 million for the first six months of 2011. Rental revenue primarily reflects revenue from the office and retail space at Parkside Village, the W Austin Hotel & Residences project, 5700 Slaughter and Barton Creek Village. The increase in rental revenue in the 2012 periods primarily reflects increased occupancy at W Austin Hotel and Residences and Parkside Village, both of which opened in 2011.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses certain of its expectations regarding future operational and financial performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding future reimbursements for infrastructure costs, future events related to financing or regulatory matters, anticipated development plans and sales of land, units and lots, projected timeframes for development, construction and completion of our projects, projected capital expenditures, liquidity and capital resources, anticipated results of our business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by Stratus, the availability of financing, increases in foreclosures and interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for Stratus' developments or their failure to satisfy their purchase commitments, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under “Risk Factors” in Item 1A. of Stratus' Annual Report on Form 10-K for the year ended December 31, 2011.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are likely to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012		2011	2012		2011
Revenues:
Real estate	$6,801		$33,274	$21,087		$64,849
Hotel	8,607		7,060	17,624		14,331
Entertainment venue	2,832		2,553	6,103		3,910
Rental	1,129		494	2,055		917
Total revenues	19,369		43,381	46,869		84,007
Cost of sales:
Real estate	7,385		27,582	20,838		53,013
Hotel	6,781		6,189	13,432		12,438
Entertainment venue	2,317		2,578	4,794		4,118
Rental	529		321	1,015		612
Depreciation	2,166		1,896	4,283		3,498
Total cost of sales	19,178		38,566	44,362		73,679
General and administrative expenses	1,857		1,671	3,328		3,638
Total costs and expenses	21,035		40,237	47,690		77,317
Operating (loss) income	(1,666)		3,144	(821)		6,690
Interest expense, net	(2,967)		(1,369)	(6,608)		(2,152)
Other income, net	11		197	40		466
(Loss) income from continuing operations before income taxes and equity in unconsolidated affiliate's loss	(4,622)		1,972	(7,389)		5,004
Equity in unconsolidated affiliate's income (loss)	147		(89)	75		(165)
Provision for income taxes	(141)		(156)	(299)		(322)
(Loss) income from continuing operations	(4,616)		1,727	(7,613)		4,517
Income from discontinued operations[a]	—		147	4,805		412
Net (loss) income and total comprehensive (loss) income	(4,616)		1,874	(2,808)		4,929
Net loss (income) and total comprehensive loss (income) attributable to noncontrolling interest in subsidiaries[b]	1,058		(3,526)	953		(7,462)
Net loss and total comprehensive loss attributable to Stratus common stock	$(3,558)		$(1,652)	$(1,855)		$(2,533)

Basic and diluted net (loss) income per share of common stock:
Continuing operations	$(0.44)		$(0.24)	$(0.85)		$(0.39)
Discontinued operations[a]	—		0.02	0.61		0.05
Basic and diluted net loss per share attributable to Stratus common stock	$(0.44)		$(0.22)	$(0.24)		$(0.34)

Weighted average shares of common stock outstanding:
Basic and diluted	8,095	[c]	7,494	7,836	[c]	7,489

a.	Includes the results of 7500 Rialto (including a gain on sale of $5.1 million, $0.67 per share, in first-quarter 2012), which Stratus sold in February 2012.
b. Primarily relates to the operations of W Austin Hotel & Residences project.
c. On March 15, 2012, Stratus sold 625,000 share of common stock in a private placement.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2012		December 31, 2011
ASSETS
Cash and cash equivalents	$15,075	[a]	$7,695
Real estate held for sale	78,899		74,003
Real estate under development	31,111		54,956
Land held for future development	60,504		60,936
Real estate held for investment	191,607		185,221
Investment in unconsolidated affiliate	3,507		3,246
Other assets	21,913		18,619
Discontinued operations	—		16,929	[b]
Total assets	$402,616		$421,605

LIABILITIES AND EQUITY
Accounts payable	$5,216		$8,760
Accrued liabilities	6,089		10,217
Deposits	1,846		1,848
Debt	160,342		158,451
Other liabilities and deferred gain	9,001		3,064
Discontinued operations	—		21,583	[b]
Total liabilities	182,494		203,923

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Preferred stock	—		—
Common stock	90		84
Capital in excess of par value of common stock	203,121		198,175
Accumulated deficit	(63,578)		(61,723)
Common stock held in treasury	(18,392)		(18,347)
Total Stratus stockholders' equity	121,241		118,189
Noncontrolling interest in subsidiaries[c]	98,881		99,493
Total equity	220,122		217,682
Total liabilities and equity	$402,616		$421,605

a.	Includes $1.7 million of cash and cash equivalents available to Stratus and $13.4 million of cash and cash equivalents primarily associated with the W Austin Hotel & Residences project.

b.	Relates to 7500 Rialto, which Stratus sold in February 2012.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2012	2011
Cash flow from operating activities:
Net (loss) income	$(2,808)	$4,929
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	4,283	3,924
Cost of real estate sold	14,614	43,300
Gain on sale of 7500 Rialto	(5,146)	—
Stock-based compensation	109	213
Equity in unconsolidated affiliate's (income) loss	(75)	165
Deposits	(58)	139
Purchases and development of real estate properties	(6,571)	(26,393)
(Increase) decrease in other assets	(3,013)	27
Decrease in accounts payable, accrued liabilities and other	(3,775)	(547)
Net cash (used in) provided by operating activities	(2,440)	25,757

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(2,806)	(2,904)
Entertainment venue	(164)	(5,092)
Hotel	—	(5,365)
Proceeds from sale of 7500 Rialto	5,697	—
Investment in unconsolidated affiliate	(185)	(500)
Net cash provided by (used in) investing activities	2,542	(13,861)

Cash flow from financing activities:
Borrowings from credit facility	9,500	13,000
Payments on credit facility	(9,909)	(1,626)
Borrowings from project and term loans	9,019	25,780
Payments on project and term loans	(6,861)	(58,308)
Noncontrolling interest contributions	341	4,602
Common stock issuance	4,817	—
Net payments for stock-based awards	(19)	(75)
Financing costs	—	(263)
Net cash provided by (used in) financing activities	6,888	(16,890)
Net increase (decrease) in cash and cash equivalents	6,990	(4,994)
Cash and cash equivalents at beginning of year	8,085	11,730
Cash and cash equivalents at end of period	$15,075	$6,736

III

BUSINESS SEGMENTS
Stratus currently has four operating segments, Real Estate Operations, Hotel, Entertainment Venue and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and undeveloped), which consists of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment Venue segment includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio at the W Austin Hotel & Residences project, which began operations in February 2011. In addition to hosting concerts and private events, this venue is the new home of Austin City Limits, a television program showcasing popular music legends.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. In February 2012, Stratus sold the two office buildings at 7500 Rialto Boulevard (7500 Rialto). Accordingly, the operating results for 7500 Rialto are reported as discontinued operations in the tables below.

Segment data presented below were prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment Venue	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended June 30, 2012:
Revenues:
Unaffiliated customers	$6,801	$8,607	$2,832	$1,129	$—	$19,369
Intersegment	12	49	23	94	(178)	—
Cost of sales, excluding depreciation	7,407	6,781	2,344	544	(64)	17,012
Depreciation	73	1,445	306	378	(36)	2,166
General and administrative expenses	1,448	123	41	362	(117)	1,857
Operating (loss) income	$(2,115)	$307	$164	$(61)	$39	$(1,666)

Three Months Ended June 30, 2011:
Revenues:
Unaffiliated customers	$33,274	$7,060	$2,553	$494	$—	$43,381
Intersegment	—	101	16	132	(249)	—
Cost of sales, excluding depreciation	27,622	6,190	2,629	321	(92)	36,670
Depreciation	68	1,399	287	173	(31)	1,896
General and administrative expenses	1,520	—	—	289	(138)	1,671
Operating income (loss)	$4,064	$(428)	$(347)	$(157)	$12	$3,144

IV

BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Hotel	Entertainment Venue	Commercial Leasing	Eliminations and Other[b]	Total
Six Months Ended June 30, 2012:
Revenues:
Unaffiliated customers	$21,087	$17,624	$6,103	$2,055	$—	$46,869
Intersegment	18	98	29	226	(371)	—
Cost of sales, excluding depreciation	20,883	13,432	4,844	1,041	(121)	40,079
Depreciation	150	2,890	610	704	(71)	4,283
General and administrative expenses	2,677	163	56	676	(244)	3,328
Operating (loss) income	$(2,605)	$1,237	$622	$(140)	$65	$(821)

Six Months Ended June 30, 2011:
Revenues:
Unaffiliated customers	$64,849	$14,331	$3,910	$917	$—	$84,007
Intersegment	—	170	36	146	(352)	—
Cost of sales, excluding depreciation	53,102	12,439	4,197	612	(169)	70,181
Depreciation	112	2,671	467	300	(52)	3,498
General and administrative expenses	3,194	—	—	608	(164)	3,638
Operating income (loss)	$8,441	$(609)	$(718)	$(457)	$33	$6,690

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

V